Exhibit 99.1

Manitowoc Announces Strong Third-Quarter Revenue,
Earnings Growth, and Cash Flow

•                  Diluted earnings from continuing operations excluding special items of $0.74 per share increased 68 percent from 2004

•                  Crane segment’s global footprint and broad product line continues to drive company performance

•                  Revenue increased 23 percent to $565 million

•                  Operating earnings up 27 percent to $37.2 million

•                  Reported GAAP diluted earnings per share of $0.55

Manitowoc, WI – November 2, 2005 – The Manitowoc Company (NYSE: MTW) today reported strong increases in net sales and earnings for the third quarter ended September 30, 2005.  Net sales increased 23 percent to $564.9 million, from $460.8 million during the third quarter of 2004.  Reflecting the increased share count from the company’s common stock offering in December 2004, reported earnings per diluted share were $0.55 for the 2005 quarter compared to $0.47 for the 2004 quarter.

Excluding costs associated with restructuring and plant consolidation in the 2005 quarter and a charge related to debt extinguishment in the 2004 quarter, earnings per diluted share from continuing operations increased 68 percent to $0.74 for the 2005 period from $0.44 for the comparable 2004 period. In addition, the company generated solid cash from operations in the quarter of $61.3 million.

As of September 30, 2005, the company had decided to sell its Diversified Refrigeration (DRI) unit and close its Toledo, OH, shipyard.  As a result of these decisions, DRI and Toledo have been classified as discontinued operations in the quarter.

“Manitowoc has continued its track record of providing outstanding results for its shareholders.  These results stem not only from our strong product portfolio but also our focus on strategy execution,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “During the third quarter, we took advantage of R&D tax credits in our Marine segment to create an effective tax rate of 14 percent for the quarter and 20 percent on a year-to-date basis.  We will continue to explore all opportunities such as this to maximize shareholder value.”

For the nine months ended September 30, 2005, net sales increased 24 percent to $1.7 billion from $1.3 billion during the 2004 period.  Net earnings for the first nine months of 2005 were $47.6 million, or $1.55 per diluted share, an increase of 41 percent from the $33.7 million, or $1.24 per diluted share, achieved during the first nine months of 2004.

Excluding special items, earnings from continuing operations for the first nine months of 2005 were $59.2 million, or $1.93 per diluted share, compared with $28.9 million, or $1.06 per diluted share last year.  A reconciliation of GAAP earnings from continuing operations to earnings from continuing operations excluding special items for the third quarter and first nine months is included later in this release.

Business Segment Results

Third-quarter 2005 net sales in the Crane segment increased 32 percent to $404.9 million, from $305.7 million in the 2004 period.  Operating earnings increased 119 percent to $29.6 million, from $13.5 million last year.  The segment’s strong operating environment is also reflected in its backlog, which totaled $633 million, more than double the $289 million on order at September 30, 2004.

“We are realizing the enormous potential that the execution of our global Crane acquisition strategy offers,” Growcock said.  “Demand for lifting solutions is increasing in our key industry markets and in most of our served geographies.  Federal programs to improve and expand transportation and energy infrastructure in the United States are increasing domestic demand for construction equipment, and international demand is being driven by industrial expansion in both established and emerging markets.  We meet that demand through our global family of products and brands – Manitowoc, Grove, Potain, and National. These brands are all supported by Crane CARE, our world-class aftermarket support organization. During the fourth quarter, we will begin moving into our new Chinese crane facility, from which we will better serve the domestic Chinese market and growing Asian economies in 2006.  Adding to our strong performance, it appears the long-anticipated revival of the North American crawler crane market is now taking shape.

“The growth in the Crane segment’s backlog during the quarter is an indication that our customers recognize the growing end market demand for modern and efficient lifting solutions,” Growcock said.

In the Foodservice segment, third-quarter 2005 net sales increased 9 percent to $108.9 million from $100.2 million last year.  Operating earnings for the 2005 quarter were $18.5 million, a 3 percent increase from $18.0 million in the third quarter of 2004.  The increases reflect strong growth in ice machine sales that were driven by hotter-than-normal weather throughout much of the United States during the third quarter of 2005.  This strong performance was partially offset by lower sales volumes of refrigeration equipment, which reflects a decline in the rate of new restaurant construction in the United States.

“During the quarter, Foodservice took significant action to sharpen its focus on its core markets and operating efficiency,” Growcock said.  “The sale of DRI would eliminate both a product line and a production facility that currently generate little synergy within Foodservice.  A DRI sale, when it is completed, along with the transfer of production and closure of our River Falls, WI, facility to our more modern site in Parsons, TN, will enable Foodservice to improve its profitability.

“Another focus for Foodservice is product innovation.  During the third quarter, Foodservice expanded its served customer base with ice products that are designed specifically for the medical and residential markets. Our Foodservice segment will also introduce several new beverage products later this month during the National Association of Convenience Stores trade show,” Growcock said.

Sales at both Cranes and Foodservice were somewhat affected during the quarter by Hurricanes Katrina and Rita.  The damage along the Gulf Coast has resulted in higher industry demand for replacement of cranes and related repair parts.  Conversely, foodservice equipment sales were dampened by the cancellation of orders and overall contraction of the market due to the destruction of thousands of food-related businesses.

Revenues for the Marine segment during the third quarter of 2005 were $51.2 million, a decrease of 7 percent from $54.9 million during the 2004 quarter.  The Marine segment was essentially breakeven during the quarter, after having an operating loss of $0.6 million during the second quarter of 2005 and operating earnings of $3.5 million during the third quarter of 2004, all adjusted for the closure of Toledo.

“The Marine segment continued to underperform our expectations, although we maintain a positive outlook for this segment,” Growcock said.  “Marine’s management team has made great progress in addressing underlying operating inefficiencies, and our two primary shipyards are dedicated to customer classes that will maximize their effectiveness.  We have also exited our Toledo, OH, shipyard and will focus our Great Lakes repair business at our Sturgeon Bay and Cleveland yards.  Finally, we have completed the three projects that were a key cause of our recent substandard performance, and Marine’s current and developing backlog is anticipated to generate the results that both management and shareholders expect.”

Strategic Priorities

“We continue to drive our business to meet Manitowoc’s four strategic priorities,” Growcock said.

•                  Increase crane sales and market penetration globally.  The Crane segment is well positioned to take advantage of growing global demand for construction equipment.  Our multi-product approach addresses all of our customers’ needs, and our new Chinese production facility will foster better penetration of the important Asian construction markets.  In addition, as the North American crawler crane market rebounds we can expect sales growth there to create even greater earnings leverage to our continued top-line expansion.

•                  Strengthen foodservice business and market share.  During the quarter, Foodservice continued its solid product innovation performance by introducing a line of flake ice dispensers that are designed specifically for patients in medical settings and an under-the-counter ice machine that brings Manitowoc’s commercial quality into the home.  Foodservice is also benefiting from its history of product development expertise as energy efficiency is becoming a key decision driver for equipment choices.  Our entire line of ice and refrigeration products currently meets all 2006 national energy efficiency standards.  We are also the industry leader in meeting California’s more stringent energy standards, with more than double the number of compliant products than our nearest competitor.

•                  Leverage the strengths and capabilities of our multiple shipyards to serve commercial and government customers.  We have structured our Marine shipyards to best serve the unique requirements of commercial and government customers.  Our Sturgeon Bay shipyard will focus exclusively on commercial work such as OPA-90 compliant tank barges, and the Marinette facility will be devoted to government programs such as the Littoral Combat Ship.  This will enable yard management to develop and execute the unique processes and procedures that their respective customers and products demand.

•                  Strengthen our financial structure by focusing on cash flow and net-debt reduction.   We remain on track to meet our objective of reducing net debt by $50 million during 2005.  The debt reduction will be driven by solid cash generation from operations, which totaled $61.3 million for the quarter.  We are also managing working capital effectively in the face of increasing production volumes and higher commodity costs.  We believe that the best measure of our use of the company’s capital is through EVA®,  or Economic Value-Added, or, which we first employed in 1993.  For the first nine months of 2005, our EVA contribution increased more than nine-fold from the same period in 2004.

Earnings Guidance

“We are increasing our full-year EPS guidance from $2.15 – $2.30 to $2.25 – $2.35,” Growcock said.  “Although the North American crawler crane market is showing signs of growth, the benefits of this key market segment are unlikely to be meaningful in 2005.  In addition, continuing commodity price pressures and shortages of key components have the potential to affect profitability. This guidance assumes a full-year tax rate in the low 20 percent range,” Growcock said.

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. The company is also focusing on results from continuing operations due to its prior withdrawal from the aerial work platform business. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in thousands, except per share data):

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Earnings from continuing operations	$20,879	$11,663	$51,241	$28,674
Special items, net of tax (at statutory rate):
Early extinguishment of debt	—	313	5,897	673
Restructuring and plant consolidation	2,107	114	2,107	634
Sales and use tax settlement	—	—	—	359
Lawsuit settlement, net of costs	—	—	—	(1,463)
Earnings from continuing operations before special items	$22,986	$12,090	$59,245	$28,877

Diluted earnings per share from continuing operations	$0.67	$0.43	$1.67	$1.06
Special items, net of tax (at statutory rate):
Early extinguishment of debt	—	0.01	0.19	0.02
Restructuring and plant consolidation	0.07	0.00	0.07	0.02
Sales and use tax settlement	—	—	—	0.01
Lawsuit settlement, net of costs	—	—	—	(0.05)
Diluted earnings per share from continuing operations before special items	$0.74	$0.44	$1.93	$1.06

The Manitowoc Company will host a conference call tomorrow, November 3, at 10:00 a.m., Eastern Time. The call will also be broadcast live via the Internet at Manitowoc’s Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

•                  anticipated changes in revenue, margins, and costs,

•                  new crane and foodservice product introductions,

•                  successful and timely completion of facility expansions,

•                  foreign currency fluctuations,

•                  increased raw material prices, including steel prices,

•                  steel industry conditions,

•                  the risks associated with growth,

•                  geographic factors and political and economic risks,

•                  actions of company competitors,

•                  changes in economic or industry conditions generally or in the markets served by our companies,

•                  Great Lakes water levels,

•                  work stoppages and labor negotiations,

•                  government approval and funding of projects,

•                  the ability of our customers to receive financing, and

•                  the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Nine Months Ended September 30, 2005 and 2004

(In thousands, except per-share data)

INCOME STATEMENT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$564,913	$460,818	$1,664,792	$1,337,453
Cost of sales	454,538	367,834	1,343,249	1,056,490
Gross profit	110,375	92,984	321,543	280,963

Engineering, selling and administrative expenses	69,168	62,695	205,524	198,106
Amortization expense	732	777	2,335	2,333
Restructuring and plant consolidation costs	3,242	175	3,242	975
Operating earnings	37,233	29,337	110,442	79,549
Interest expense	(13,547)	(14,071)	(40,440)	(41,103)
Loss on debt extinguishment	—	(481)	(9,072)	(1,036)
Other income - net	673	500	2,952	1,338
Earnings from continuing operations before taxes on income	24,359	15,285	63,882	38,748
Provision for taxes on income	3,480	3,622	12,641	10,074

Earnings from continuing operations	20,879	11,663	51,241	28,674
Discontinued operations:
Earnings (losses) from discontinued operations, net of income taxes	(405)	1,041	(257)	4,343
Gain (loss) on sale or closure of discontinued operations, net of income taxes	(3,373)	—	(3,373)	709

NET EARNINGS	$17,101	$12,704	$47,611	$33,726

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$0.69	$0.44	$1.70	$1.07
Earnings (losses) from discontinued operations, net of income taxes	(0.01)	0.04	(0.01)	0.16
Gain (loss) on sale or closure of discontinued operations, net of income taxes	(0.11)	—	(0.11)	0.03

BASIC EARNINGS PER SHARE	$0.57	$0.47	$1.58	$1.26

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$0.67	$0.43	$1.67	$1.06
Earnings (losses) from discontinued operations, net of income taxes	(0.01)	0.04	(0.01)	0.16
Gain (loss) on sale or closure of discontinued operations, net of income taxes	(0.11)	—	(0.11)	0.03

DILUTED EARNINGS PER SHARE	$0.55	$0.47	$1.55	$1.24

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	30,220	26,775	30,099	26,719
Average Shares Outstanding - Diluted	31,008	27,283	30,763	27,161

SEGMENT SUMMARY

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales from continuing operations:
Cranes and related products	$404,854	$305,717	$1,189,849	$890,108
Foodservice equipment	108,902	100,216	308,799	292,733
Marine	51,157	54,885	166,144	154,612
Total	$564,913	$460,818	$1,664,792	$1,337,453

Operating earnings (loss) from continuing operations:
Cranes and related products	$29,585	$13,512	$85,452	$41,920
Foodservice equipment	18,539	17,997	47,205	46,530
Marine	(92)	3,453	949	9,921
General corporate expense	(6,825)	(4,673)	(17,587)	(15,514)
Amortization	(732)	(777)	(2,335)	(2,333)
Restructuring and plant consolidation costs	(3,242)	(175)	(3,242)	(975)

Total	$37,233	$29,337	$110,442	$79,549

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Nine Months Ended September 30, 2005 and 2004

(In thousands)

BALANCE SHEET

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and temporary investments	$122,644	$178,663
Accounts receivable - net	262,223	244,335
Inventories - net	339,161	287,036
Other current assets	148,421	135,927
Total current assets	872,449	845,961

Property, plant and equipment - net	344,741	357,568
Intangible assets - net	575,699	606,210
Other long-term assets	118,555	118,397
TOTAL ASSETS	$1,911,444	$1,928,136

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$561,718	$513,504
Current portion of long-term debt	—	61,250
Short-term borrowings	11,939	10,355
Product warranties	39,925	37,870
Product liabilities	29,619	29,701
Total current liabilities	643,201	652,680

Long-term debt	482,500	512,236
Other non-current liabilities	252,931	244,291
Stockholders’ equity	532,812	518,929
TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$1,911,444	$1,928,136

CASH FLOW SUMMARY

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net earnings	$17,101	$12,704	$47,611	$33,726
Non-cash adjustments	23,153	13,249	60,058	32,566
Changes in operating assets and liabilities	19,333	(22,309)	(65,616)	(69,516)
Net cash provided by (used for) operating activities of continuing operations	59,587	3,644	42,053	(3,224)
Net cash provided by (used for) operating activities of discontinued operations	1,702	3,766	(9,187)	2,312
Net cash provided by (used for) operating activities	61,289	7,410	32,866	(912)
Capital expenditures	(13,694)	(8,828)	(34,964)	(26,419)
Proceeds from sale of fixed assets	2,132	2,914	7,464	6,493
Net cash provided by (used for) investing activities of discontinued operations	32	(125)	(14)	7,982
Payments on borrowings - net	(1,119)	(11,490)	(58,717)	(9,593)
Proceeds (payments) from receivable financing - net	1,789	15,840	(12)	27,116
Debt issuance costs	(66)	—	(1,769)	—
Dividends paid	(2,117)	—	(6,325)	—
Stock options exercised	2,868	2,288	9,032	5,656
Effect of exchange rate changes on cash	(331)	(2,307)	(3,580)	(2,632)
Net increase (decrease) in cash & temporary investments	$50,783	$5,702	$(56,019)	$7,691